NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Reports Record Twelve Month Earnings

and GAAP Equity in Excess of $5 Billion

HAMILTON, Bermuda – January 29, 2007 -- Everest Re Group, Ltd. (NYSE: RE) reported fourth quarter 2006 after-tax operating income1, which excludes realized capital gains and losses, of $201.2 million, or $3.07 per diluted share, compared to an after-tax operating loss of $185.8 million, or ($3.01) per share, in the fourth quarter of 2005. Net income for the fourth quarter 2006 of $206.4 million, or $3.15 per diluted share, also compares favorably to the fourth quarter of 2005 for which the Company reported a net loss of $162.2 million, or ($2.63) per share. Operating income differs from net income only by the exclusion of realized gains and losses on investments.

For the year ended December 31, 2006, after-tax operating income was $817.9 million, or $12.52 per diluted share, compared to an after-tax operating loss of $286.1 million, or ($4.96) per share, in 2005. Net income for the full year 2006 was $840.8 million, or $12.87 per diluted share in contrast to the net loss of $218.7 million, or ($3.79) per share, in 2005.

Operating highlights for the fourth quarter of 2006 included the following:

•

The GAAP combined ratio in the fourth quarter was 92.9% compared to 142.8% in the same period last year. Significant catastrophic loss activity due to Hurricanes Katrina, Rita, and Wilma impacted 2005 while 2006 was a relatively benign period for such losses. The lack of catastrophe losses coupled with a firmer rate environment contributed to strong accident year results in 2006.

•

The Company incurred $44 million of net adverse loss reserve development in the quarter largely arising from the 2005 hurricane losses and pre-1995 asbestos liabilities, partially offset by favorable development on attritional loss reserves. The Company also incurred a pre-tax charge in the quarter of $23 million from 2006 accident year loss ratio reassessments. This charge included $80 million of losses related to a credit program in runoff, offset by $57 million of favorable experience in other lines of business, primarily in the U.S. Insurance segment.

•

Gross premiums written were $987.3 million, a 13.4% increase compared to $871.0 million in the fourth quarter of 2005. The ramp up of new programs in the U.S. Insurance segment, which grew by 15% compared to the fourth quarter of 2005, was an important factor in the overall growth.

•

Net investment income increased by 36% to $183.5 million as compared to $135.0 million for the fourth quarter of 2005. Income generated by several limited partnership investments and strong overall growth in the investment portfolio contributed to these favorable results.

•

Cash flow from operations was $142.1 million for the period compared to $74.9 million for the fourth quarter of 2005. Catastrophe loss payouts were $188.4 million and $240.2 million, respectively, for the three months ended December 31, 2006 and 2005.

•	The annualized return on average shareholders’ equity was 17.1% for the quarter and 18.7% for the full year 2006; and
•

Shareholders’ equity reached $5.11 billion, or $78.53 per outstanding share, representing a 23.4% increase from shareholders’ equity of $4.14 billion, or $64.04 per outstanding share, at December 31, 2005.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “With more than $5 billion in shareholders’ equity, we have reached yet another milestone in Everest’s history. This accomplishment is a testament to the strength of our operating platform and focused market strategy, which emphasizes profitability over growth. Year over year premium was down modestly but our financial results, and underlying accident year trends remain strong.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the third quarter results will be held at 8:30 a.m. Eastern Time on January 30, 2007. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

_________________________

1 The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses) as the following reconciliation displays:

	Three Months Ended December 31,				Twelve Months Ended December 31,

(Dollars in thousands, except per share amounts)	2006		2005		2006		2005

	(unaudited)
	amount	per diluted share	amount	per share	amount	per diluted share	amount	per share

Net income (loss)	$206,351	$3.15	($162,197)	($2.63)	$840,828	$12.87	($218,667)	($3.79)
After-tax realized gains	5,195	0.08	23,613	0.38	22,912	0.35	67,481	1.17

After-tax operating income (loss)	$201,156	$3.07	($185,810)	($3.01)	$817,916	$12.52	($286,148)	($4.96)

Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The

Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

--Financial Details Follow--

EVEREST RE GROUP, LTD. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except per share amounts)	2006	2005	2006	2005
	(unaudited)
REVENUES:
Premiums earned	$979,688	$905,269	$3,853,153	$3,963,093
Net investment income	183,549	134,967	629,378	522,833
Net realized capital gains	10,343	32,799	35,067	90,284
Net derivative income (expense)	596	380	(410)	(2,638)
Other (expense) income	(1,182)	(2,228)	112	(11,116)

Total revenues	1,172,994	1,071,187	4,517,300	4,562,456

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	645,170	1,045,742	2,434,420	3,724,317
Commission, brokerage, taxes and fees	223,378	211,276	883,254	914,847
Other underwriting expenses	41,200	35,536	137,977	129,800
Interest expense on senior notes	7,788	7,785	31,149	35,514
Interest expense on junior subordinated debt	9,363	9,363	37,449	37,449
Amortization of bond issue costs	234	235	938	1,019
Interest and fee expense on credit facilities	78	99	363	431

Total claims and expenses	927,211	1,310,036	3,525,550	4,843,377

INCOME (LOSS) BEFORE TAXES	245,783	(238,849)	991,750	(280,921)
Income tax expense (benefit)	39,432	(76,652)	150,922	(62,254)

NET INCOME (LOSS)	$206,351	$(162,197)	$840,828	$(218,667)

Other comprehensive income (loss), net of tax	81,764	(48,540)	127,397	(107,591)

COMPREHENSIVE INCOME (LOSS)	$288,115	$(210,737)	$968,225	$(326,258)

PER SHARE DATA:
Average shares outstanding (000's)	64,831	61,779	64,724	57,649
Net income (loss) per common share - basic	$3.18	$(2.63)	$12.99	$(3.79)

Average diluted shares outstanding (000's)	65,457	61,779	65,324	57,649
Net income (loss) per common share - diluted	$3.15	$(2.63)	$12.87	$(3.79)

EVEREST RE GROUP, LTD. CONSOLIDATED BALANCE SHEETS
	December 31,
(Dollars in thousands, except par value per share)	2006	2005
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2006, $10,210,165; 2005, $9,872,239)	$10,319,850	$10,042,134
Equity securities, at market value (cost: 2006, $1,252,595; 2005, $922,090)	1,613,678	1,090,825
Short-term investments	1,306,498	1,443,751
Other invested assets (cost: 2006, $466,232; 2005, $285,385)	467,193	286,812
Cash	249,868	107,275

Total investments and cash	13,957,087	12,970,797
Accrued investment income	141,951	133,213
Premiums receivable	1,136,787	1,188,866
Reinsurance receivables	772,813	1,048,749
Funds held by reinsureds	284,809	286,856
Deferred acquisition costs	388,117	352,745
Prepaid reinsurance premiums	67,757	84,798
Deferred tax asset	220,047	234,562
Current federal income taxes receivable	-	75,022
Other assets	138,202	98,932

TOTAL ASSETS	$17,107,570	$16,474,539

LIABILITIES:
Reserve for losses and loss adjustment expenses	$8,840,140	$9,126,702
Future policy benefit reserve	100,962	133,155
Unearned premium reserve	1,612,250	1,596,309
Funds held under reinsurance treaties	70,982	190,641
Losses in the course of payment	55,290	19,434
Commission reserves	23,665	19,378
Other net payable to reinsurers	47,483	50,354
Current federal income taxes payable	43,002	-
8.75% Senior notes due 3/15/2010	199,560	199,446
5.4% Senior notes due 10/15/2014	249,652	249,617
Junior subordinated debt securities payable	546,393	546,393
Accrued interest on debt and borrowings	10,041	10,041
Other liabilities	200,463	193,375

Total liabilities	11,999,883	12,334,845

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200 million shares authorized;
(2006) 65.0 million and (2005) 64.6 million issued	650	646
Additional paid-in capital	1,770,496	1,731,746
Accumulated other comprehensive income, net of deferred income taxes of
$175.0 million at 2006 and $134.9 million at 2005	348,543	221,146
Retained earnings	2,987,998	2,186,156

Total shareholders' equity	5,107,687	4,139,694

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,107,570	$16,474,539

EVEREST RE GROUP, LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2006	2005	2006	2005
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$206,351	$(162,197)	$840,828	$(218,667)
Adjustments to reconcile net income to net cash provided by
operating activities:
(Increase) decrease in premiums receivable	(4,471)	97,157	70,596	113,548
Increase in funds held by reinsureds, net	(16,446)	(46,411)	(96,777)	(198,243)
Decrease in reinsurance receivables	88,459	28,424	304,769	139,423
Increase in deferred tax asset	(19,688)	(28,160)	(25,524)	(71,048)
(Decrease) increase in reserve for losses and loss adjustment expenses	(59,188)	273,017	(432,494)	1,398,935
Decrease in future policy benefit reserve	(10,334)	(4,745)	(32,193)	(19,024)
(Decrease) increase in unearned premiums	(27,395)	(63,314)	1,627	8,178
(Decrease) increase in other assets and liabilities, net	(13,016)	3,146	3,477	(27,714)
Non-cash compensation expense	5,572	2,990	15,127	8,003
Amortization of bond premium	2,567	7,760	21,797	27,298
Amortization of underwriting discount on senior notes	38	35	149	162
Realized capital gains	(10,343)	(32,799)	(35,067)	(90,284)

Net cash provided by operating activities	142,106	74,903	636,315	1,070,567

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale	254,631	212,406	872,428	704,687
Proceeds from fixed maturities sold - available for sale	28,279	103,935	182,869	1,420,287
Proceeds from equity securities sold	94,598	100,976	281,093	217,909
Proceeds from other invested assets sold	33,986	14,368	76,307	53,565
Cost of fixed maturities acquired - available for sale	(341,412)	(435,979)	(1,291,871)	(2,423,060)
Cost of equity securities acquired	(128,616)	(8,995)	(568,966)	(555,778)
Cost of other invested assets acquired	(86,039)	(57,666)	(219,067)	(175,782)
Net sales (purchases) of short-term securities	33,769	(799,483)	150,379	(853,499)
Net (increase) decrease in unsettled securities transactions	(1,396)	30,070	(11,322)	159

Net cash used in investing activities	(112,200)	(840,368)	(528,150)	(1,611,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	5,753	715,262	23,627	732,595
Dividends paid to shareholders	(15,609)	(6,809)	(38,986)	(25,425)
Sale of treasury shares	-	38,261	-	38,261
Repayment of senior notes	-	-	-	(250,000)

Net cash (used in) provided by financing activities	(9,856)	746,714	(15,359)	495,431

EFFECT OF EXCHANGE RATE CHANGES ON CASH	20,056	(9,553)	49,787	(32,141)

Net increase (decrease) in cash	40,106	(28,304)	142,593	(77,655)
Cash, beginning of period	209,762	135,579	107,275	184,930

Cash, end of period	$249,868	$107,275	$249,868	$107,275

SUPPLEMENTAL CASH FLOW INFORMATION
Cash transactions:
Income taxes paid, net	$33,984	$1,042	$46,616	$110,945
Interest paid	$16,289	$16,211	$68,910	$79,617